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                                                                       EXHIBIT 5


                                 June 27, 1996


ClinTrials Research Inc.
One Burton Hills Boulevard
Suite 210
Nashville, Tennessee 37215

LADIES AND GENTLEMEN:


     We have acted as counsel to ClinTrials Research Inc., a Delaware corporation (the "Company"), in connection with the registration of up to 2,990,000 shares of the Company's common stock (the "Shares") to be issued in a public offering pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on June 19, 1996 (Registration No. 333-06293) (the registration statement, as amended on June 27, 1996, by Amendment No. 1 to Registration Statement on Form S-3, and as it may be further amended, is hereinafter referred to as the "Registration Statement"). This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and with agencies of such states and other jurisdictions as may be necessary in the course of complying with the laws of such states and jurisdictions regarding the offer and sale of the Shares in accordance with the Registration Statement. We further consent to the use of our name in the Registration Statement in the section of the prospectus entitled "Legal Matters."


     We have examined copies of the Company's Restated Certificate of Incorporation and Bylaws, the form of Underwriting Agreement attached as Exhibit 1 to the Registration Statement, such records of proceedings of the Company's Board of Directors as we consider appropriate, and the Registration Statement.

     In stating our opinion, we have assumed: (i) that all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; and
(ii) that the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder.

     On the basis of such review, subject to the limitations expressed herein, we are of the opinion, as of the date hereof, that the Shares, when issued, sold, and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     Our opinion herein is limited solely to the laws of the United States of America and the corporate law of the State of Delaware. In rendering the opinion set forth herein, we have relied upon the documents referenced above and such other information as we have deemed necessary, but we have made no independent verification or investigation of factual matters pertaining thereto or to the Company. The opinion expressed herein is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; judicial discretion; and equitable principles, whether applied pursuant to a proceeding at law or in equity. No opinion is expressed with respect to the availability of equitable remedies.

                                        Sincerely,

                                        HARWELL HOWARD HYNE
                                        GABBERT & MANNER, P.C.